UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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INDUSTRIAL PROPERTY TRUST INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Industrial Property Trust Inc. (the “Company”) is distributing a letter to its stockholders regarding an unsolicited third-party tender offer to purchase shares of the Company’s common stock (the “Letter”). In addition, the Company is distributing an email communication, with the Letter as an attachment, to financial advisors whose clients are stockholders of the Company (the “Email”). Both the Letter and the Email describe the Company’s ongoing solicitation of proxies with respect to the proposals set forth in the Company’s definitive proxy statement for its special meeting of stockholders. Copies of the Letter and the Email are set forth below.

October 24, 2019

Dear Stockholder:

As a valued stockholder of Industrial Property Trust Inc. (“IPT” or the “Company”), a real estate investment platform sponsored by an affiliate of Black Creek Group, we wanted to inform you that you will be receiving materials shortly (if you haven’t already received them) from CMG Partners, LLC and its affiliates, CMG Income Fund II, LLC and CMG Liquidity Fund, LLC (collectively, “CMG”), containing an unsolicited third-party tender offer to purchase up to an aggregate of 125,000 shares of outstanding Class T common stock (the “Shares”) of IPT at a price of $9.21 per Share (the “CMG Offer”). CMG is not in any way affiliated with, and the CMG Offer is not being made by, IPT.

The Board of Directors believes that the CMG Offer is not in the best interests of IPT’s stockholders due to the Company’s entry into a definitive agreement to sell substantially all of IPT’s assets to an affiliate of Prologis, Inc. As announced on August 22, 2019, IPT entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of Prologis, Inc. pursuant to which IPT will sell all of its wholly-owned assets to subsidiaries of Prologis, Inc. in an all cash transaction (the “Asset Sale”). IPT currently estimates, based on the aggregate cash consideration expected to be paid in the Asset Sale, that stockholders will receive a special distribution of approximately $12.54 per Share within five business days following the Asset Sale. This is a preliminary estimate and the aggregate cash consideration is based on the formula set forth in the Merger Agreement, which will be calculated at the closing of the Asset Sale. The Board of Directors has approved the Merger Agreement and the Asset Sale, and, subject to customary closing conditions (including approval of the Asset Sale by IPT’s stockholders), IPT expects the Asset Sale to close in the first quarter of 2020. If you accept the CMG Offer at the offer price of $9.21 per Share then you will receive up to $3.33 LESS per Share than the estimated $12.54 per Share special distribution you would receive in connection with the closing of the Asset Sale.  In addition to the special distribution, investors are expected to retain an ongoing interest in IPT’s remaining portfolio. Although the Asset Sale is expected to close in the first quarter of 2020, there can be no assurances as to the timing or the completion of the Asset Sale on the expected timeline or at all.

518 17th Street, 17th Floor, Denver, Colorado  80202

The Board of Directors is very concerned about the timing of the CMG Offer. On October 21, 2019, IPT filed a definitive proxy statement with respect to the Company’s annual meeting of stockholders to be held on December 11, 2019 in order to vote on and approve the Asset Sale and the other transactions contemplated by the Merger Agreement. If you accept the tender offer and tender your shares to CMG, you will not receive the special distribution described above. Your vote is important and the Board of Directors believes that CMG is attempting to distract stockholders from the Asset Sale in order to make a profit and that the CMG Offer may undermine the solicitation of votes for the annual meeting.

Given the $9.21 per Share offer price, we believe that the CMG Offer represents an attempt by CMG to purchase your Shares at a significant discount, resulting in a profit for CMG if you participate in the CMG Offer. CMG even acknowledges that its offer price was established based on CMG’s objective of making a profit and not based on what is in the best financial interest of you and the other Company stockholders. In addition, stockholders who tender their Shares will not receive any distributions paid after the offer expiration date of November 22, 2019. Any such distributions would be assigned to CMG. The Board of Directors of IPT recommends that you REJECT the CMG Offer and NOT tender your shares.

There is also no guarantee that the CMG Offer can or will be completed as soon as CMG contemplates in its offer. The CMG Offer does not initially expire until November 22, 2019, and CMG may extend the period of time during which the CMG Offer is open and thereby delay acceptance of and payment for any Shares, subject to compliance with applicable securities laws. Further, CMG indicates that even if all paperwork is properly completed, it can take 3 weeks or more following the expiration of the CMG Offer before CMG will pay you for your Shares.  As noted above, the Asset Sale is expected to be completed in the first quarter of 2020, and within five business days afterward, you are expected to receive a special distribution of approximately $12.54 per Share.  As CMG has indicated, even under ideal circumstances, if the CMG Offer expires on November 22, 2019, the earliest you would receive payment from CMG is mid-December (and it may be later than that if the duration of the CMG Offer is extended).  That is only about four weeks before you would be expected to receive up to $3.33 per Share more than the $9.21 per Share that CMG is offering, if you reject the CMG Offer and hold onto your Shares through the expected first quarter 2020 completion of the Asset Sale.

Finally, the Board of Directors believes that the offer price of $9.21 per Share is significantly less than the current value of the Company. The Company’s estimated net asset value per share (“NAV”) is prepared on an annual basis. As reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s NAV as of November 30, 2018 was $12.33 per share of the Class T Common Stock (the “November 30, 2018 NAV”). The November 30, 2018 NAV was determined in accordance with the Company’s current valuation policies. The valuation conforms to the Institute for Portfolio Alternatives’ Practice Guideline for Valuations of Publicly Registered Non-Listed REITs. As with any valuation methodology, the methodologies used to determine the November 30, 2018 NAV were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. For more information on the November 30, 2018 NAV, see the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2019.

In light of the reasons considered above, the Board of Directors believes that the CMG Offer price is less than the current and potential value of the Shares and has unanimously determined that the CMG Offer is not in the best interests of the Company’s stockholders. Accordingly, the Board of Directors unanimously recommends that IPT’s stockholders REJECT the CMG Offer and NOT tender their Shares to CMG for purchase pursuant to the CMG Offer.

The Board of Directors acknowledges that each stockholder must evaluate whether to tender its Shares to CMG pursuant to the CMG Offer and that an individual stockholder may determine to tender based on, among other things, its individual liquidity needs.

We appreciate your trust in IPT and its Board of Directors and thank you for your continued support. We encourage you to follow the Board of Directors’ recommendation and not tender your Shares.

Sincerely,

Evan Zucker
Chairman and Director

Advisor Email

Subject: CMG Tender Offer Information

As our valued partner, we want to make you aware that your clients who own shares of Class T Common Stock of Industrial Property Trust Inc. (IPT), an investment platform sponsored by Black Creek Group, will be receiving a mailing from CMG Partners, LLC and its affiliates, CMG Income Fund II, LLC and CMG Liquidity Fund, LLC (collectively, CMG) containing an unsolicited third-party tender offer to purchase up to an aggregate of 125,000 shares of outstanding Class T common stock (the shares) of IPT at a price of $9.21 per share (the CMG Offer). CMG and the CMG Offer are not in any way affiliated with IPT.

IPT will NOT be sharing your clients’ information with CMG and our trusted transfer agent and proxy solicitation firm will mail the CMG Offer out on behalf of CMG in order to protect your client’s information from being provided to CMG directly.  We are committed to protecting your client’s personal information.

In the near future, your clients will receive a separate letter from the IPT board of directors and IPT’s response to the CMG Offer, recommending that the stockholders REJECT the CMG Offer and NOT tender their shares to CMG pursuant to the CMG Offer. If your clients accept the CMG Offer at the offer price of $9.21 per share then they will receive up to $3.33 LESS per share than the estimated $12.54 per share special distribution they would receive in connection with the closing of the Asset Sale.

The board of directors is very concerned about the timing of the CMG Offer. On October 21, 2019, IPT filed a definitive proxy statement with respect to the Company’s annual meeting of stockholders to be held on December 11, 2019 in order to vote on and approve the Asset Sale and the other transactions contemplated by the Merger Agreement. If your clients accept the CMG offer, they will not be entitled to receive the special distribution of $12.54 in connection with the closing of the Asset Sale.

For the letter from the IPT Board of Directors and IPT’s response, please see below.

Response from board of directors (link)

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions.  Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed Asset Sale or the failure to satisfy the other closing conditions to the Asset Sale or any of the other transactions contemplated by the Merger Agreement; (iii) risks related to disruption of management’s attention from IPT’s ongoing business operations due to the proposed Asset Sale; (iv) the effect of the announcement of the proposed Asset Sale on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed Asset Sale, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the Merger Agreement and the transactions contemplated thereby, including the Asset Sale; (vii) the risk that the Asset Sale, or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; (viii) the ability of IPT to implement its operating strategy; (ix) IPT’s ability to manage planned growth; (x) changes in economic cycles; and (xi) competition within the real estate industry.

In addition, these forward-looking statements reflect IPT’s views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT’s SEC reports, including, but not limited to, the “Risk Factors” section of IPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019, as amended by IPT’s Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 10, 2019, the “Risk Factors” section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrence.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed Asset Sale, on October 21, 2019, IPT filed with the SEC and commenced mailing of a proxy statement and other relevant materials, and IPT intends to hold a meeting of its stockholders on December 11, 2019 to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. The proxy statement and other relevant materials containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov and IPT’s website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202.

IPT, Industrial Property Advisors LLC, IPT’s external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the Asset Sale. Information about these persons and their ownership of IPT’s common stock is set forth in IPT’s proxy statement, which was filed with the SEC on October 21, 2019.